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                                WARRANT AGREEMENT

     WARRANT AGREEMENT (this "Agreement") is made and entered into as of July 31, 1996, by and between (i) Vari-Lite International, Inc., a corporation incorporated under the laws of the State of Texas (together with its successors, the "Company") and (ii) Brown Brothers Harriman & Co., NBD Bank, SunTrust Bank, Atlanta (formerly known as Trust Company Bank) and Comerica Bank - Texas (each an "Initial Holder" and collectively, the "Initial Holders").

     WHEREAS, the Company (and each of its subsidiaries) and the Initial Holders are parties to that certain Credit Agreement, dated as of March 31, 1994 (as the same has been or shall be modified, amended and supplemented and in effect from time to time, the "Credit Agreement"), providing for the making of certain loans to the Company as contemplated therein;

     WHEREAS, pursuant to the Credit Agreement, Brown Brothers Harriman & Co. ("BBH") is acting as administrative agent for the various lenders named therein;

     WHEREAS, in order to induce the Initial Holders to amend the Credit Agreement, pursuant to Amendment No. 7 thereto, the Company has agreed to issue the Warrants (as hereinafter defined) to the Initial Holders as contemplated herein;

     WHEREAS, the Company has authorized the issuance of the Warrants which are exercisable, pursuant to the terms and conditions thereof, for Class A Common Stock or Class B Common Stock of the Company; and

     WHEREAS, the Initial Holders now desire to subscribe for, and the Company now desires to issue to the Initial Holders, upon the terms and conditions set forth herein, the Warrants substantially in the form of Exhibit A hereto (the "Warrant");

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1.  DEFINITIONS.

     1.01 DEFINITIONS. Terms defined in either the Warrant or the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. The following additional terms, as used herein, shall have the following respective meanings:

     "Acceptance Notice" shall have the meaning provided in Section 6.02 hereof.

     "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of such Person (whether through the ownership of securities or partnership or other ownership interests, contract or otherwise), PROVIDED that, in any event, any Person which owns, directly or indirectly, more than 10% of the securities having

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ordinary voting power for the election of directors or other governing body of a corporation or more than 10% of the partnership or other ownership interests of any Person (other than as a limited partner of such other Person) shall be deemed to control such corporation or other Person. Notwithstanding the foregoing, neither the Initial Holders nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company. As used herein, an "Affiliate" shall include (a) a Person's spouse and/or lineal descendants, (b) a Person's estate, executor, guardian or conservator, (c) a trust for the benefit of such Person or his spouse and/or lineal descendants and (d) the partners of a Person that is a partnership or the spouse and/or lineal descendants of such partner or a trust for the benefit of such partner or his spouse and/or lineal descendants.

     "Agreement" shall have the meaning provided in the recitals hereof.

     "Appraised Value" shall have the meaning provided in Section 6.02 hereof.

     "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are required by law or authorized to close in New York City.

     "Change of Control" shall mean, with respect to the Company, such time as

          (i) a Person or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a Person or group composed solely of the current holders of capital stock of the Company, becomes the beneficial owner of a majority of the voting capital stock of the Company; or

         (ii)  (A) the Company consolidates with or merges into any other
     Person or conveys, transfers or leases all or substantially all of the business of the Company to any Person, or (B) any Person merges into the Company, in either event pursuant to a transaction in which any voting shares of the Company outstanding immediately prior to the effectiveness thereof are altered, reclassified or changed into or exchanged for cash, securities or other property; PROVIDED, HOWEVER, that any merger, consolidation, conveyance, transfer or lease pursuant to which the holders of a majority of the Company's shares of voting capital stock immediately prior to such event shall continue to hold a majority of the voting capital stock of the resulting entity following such event shall not constitute a "Change of Control."

     "Class A Common Stock" shall mean the Class A common stock of the Company, $0.10 par value.

     "Class B Common Stock" shall mean the Class B non-voting common stock of the Company, $0.10 par value.

     "Common Stock" shall mean and include collectively the Company's authorized Class A Common Stock and the Company's authorized Class B Common Stock, as constituted on the date hereof.

     "Company" shall have the meaning provided in the recitals hereof.

     "Confidential Information" shall have the meaning provided in Section 4.07 hereof.

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     "Credit Agreement" shall have the meaning provided in the recitals hereof.

     "Demand Notice" shall have the meaning provided in Section 5.01 hereof.

     "Demand Registration" shall have the meaning provided in Section 5.01 hereof.

     "Demand Registration Statement" shall have the meaning provided in Section
5.01 hereof.

     "Disagreement Notice" shall have the meaning provided in Section 2.03 hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

     "Final Put Notice" shall have the meaning provided in Section 2.03 hereof.

     "First Demand Date" shall have the meaning provided in Section 5.01 hereof.

     "GAAP" shall mean generally accepted accounting principles, as in effect from time to time in the United States.

     "Holder" initially shall mean any Initial Holder and each other holder of any Warrant or Warrant Share that is a direct or indirect transferee of an Initial Holder or any other Holder unless, with respect to any such Warrant Share, such Warrant Share is acquired in a public distribution pursuant to a registration statement under the Securities Act or pursuant to a transaction exempt from registration under the Securities Act if securities sold in such transaction may be resold without subsequent registration under the Securities Act.

     "Holder Expenses" shall have the meaning provided in Section 5 hereof.

     "Indebtedness" shall mean any obligation of the Company for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) which would, in accordance with GAAP, be shown on a balance sheet as a liability.

     "Initial Holders" shall have the meaning provided in the recitals hereof.

     "Initial Public Offering" shall mean the initial sale, in an underwritten public offering registered under the Securities Act, of shares of the Company's Common Stock having an aggregate offering price of at least $10 million.

     "Inspectors" shall have the meaning provided in Section 5.03 hereof.

     "Offered Warrants or Warrant Shares" shall have the meaning provided in
Section 6.02 hereof.

     "Person" shall mean an individual, a corporation, a limited liability company, a company, a voluntary association, a general partnership, a limited partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

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     "Permitted Transferee" shall have the meaning provided in Section 6.02 hereof.

     "Piggy-Back Registration" shall have the meaning provided in Section 5.02 hereof.

     "Put Exercise Date" shall have the meaning provided in Section 2.02 hereof.

     "Put Exercise Notice" shall have the meaning provided in Section 2.03 hereof.

     "Put Note" shall mean a promissory note, in form and substance reasonably satisfactory to the Holder, which note shall (i) bear interest at a rate equal to the lesser of (x) the sum of (A) the Base Rate of BBH plus (B) one percent (1%), or (y) the Highest Lawful Rate, and (ii) be payable in either (a) four (4) equal quarterly installments of principal, plus accrued and unpaid interest thereon, through the date of payment in full, if such note is unsecured, or (b) in eight (8) equal quarterly installments of principal, plus accrued and unpaid interest thereon, through the date of payment in full, if, and only if, such note is secured, on a PARI PASSU basis, by all of the collateral then securing the primary credit facility (the "Primary Credit Facility") of the Company, or its operating subsidiaries, as the case may be, and the Holders shall have entered into an intercreditor agreement, reasonably satisfactory in form and substance to the Required Holders, with the lenders under the Primary Credit Facility addressing matters affecting the collateral and the enforcement of remedial rights thereupon, such payments commencing on the date which is the last business day of the first full calendar quarter subsequent to the Put Exercise Date. If the Primary Credit Facility is unsecured or if the Holders are unable to enter into an intercreditor agreement with the lenders under the Primary Credit Facility, then the Put Note shall be payable as provided in clause (ii)(a) above.

     "Put Option" shall have the meaning provided in Section 2.02 hereof.

     "Put Sales Price" shall have the meaning provided in Section 2.02 hereof.

     "Qualified Public Offering" shall mean the earliest to occur of (i) the closing of an Initial Public Offering, PROVIDED that all Holders who have requested to sell Registrable Securities in connection with such Initial Public Offering shall have actually been able to sell such Registrable Securities therein, without being subject to any cutbacks or other limitations upon such sales, (ii) the First Demand Date, assuming that none of the Holders elects to exercise its Demand Registration rights under Section 5.01 on such date, and
(iii) the effectiveness of the first Demand Registration, assuming that at least one of the Holders elects to exercise its Demand Registration rights under
Section 5.01 on the First Demand Date.

     "Records" shall have the meaning provided in Section 5.03 hereof.

     "Registrable Securities" shall mean any Warrant Shares until (i) one or more registration statements covering any such Warrant Shares has become effective under the Securities Act and all such Warrant Shares have been disposed of pursuant to such effective registration statement, (ii) such Warrant Shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or under which such Warrant Shares may be sold pursuant to Rule 144(k),
(iii) the Company has delivered a new certificate or other evidence of ownership for such Warrant Shares not bearing any legend relating to restrictions on transfer and such Warrant Shares may be resold without subsequent registration under the Securities Act or (iv) such Warrant Shares are no longer outstanding.

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     "Registration Expenses" shall have the meaning provided in Section 5 hereof.

     "Requested Securities" shall have the meaning provided in Section 5.01 hereof.

     "Required Holders" shall mean the holders of more than sixty percent (60%) of all Warrant Shares then outstanding (assuming the full exercise of all Warrants).

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor rule or regulation.

     "Selling Holder" shall have the meaning provided in Section 6.02 hereof.

     "Shelf Registration" shall mean (i) an effective registration statement filed on any appropriate form under Rule 415 promulgated under the Securities Act or (ii) an amendment or supplement thereto.

     "Subsequent Demand Date" shall have the meaning provided in Section 5.01 hereof.

     "Transfer" means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation or other disposition of any Warrants or Warrant Shares or any interest therein, whether voluntary or involuntary, and whether during a Holder's lifetime or upon or after his death, including, but not limited to, any Transfer by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment. Notwithstanding the foregoing, neither (i) a sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation or other disposition of any Warrants or Warrant Shares or any interest therein by a Holder (A) to an Affiliate of such Holder, (B) to another Holder, (C) to an Affiliate of another Holder, or (D) to the Company pursuant to the Put Option, (ii) the exercise of the Warrant by a Holder pursuant to the terms of the Warrant and this Agreement, nor (iii) the sale, transfer or disposition of any Warrant Shares by a Holder pursuant to an effective registration statement under the Securities Act, shall constitute a "Transfer" for purposes hereof.

     "Transfer Notice" shall have the meaning provided in Section 6.02 hereof.

     "Trigger Date" shall mean with respect to each Holder the earlier to occur of (i) the date on which the Holder elects to exercise its Warrants or the Put Option, and (ii) the date on which the Company shall have consummated a Qualified Public Offering.

     "Warrant" shall mean a Warrant substantially in the form of Exhibit A hereto, and any Warrant or Warrants issued upon Transfer thereof or in substitution therefor.

     "Warrant Share" shall mean any share of Class A Common Stock or Class B Common Stock issued or issuable upon exercise of any Warrant pursuant to the terms hereof. For purposes of this Agreement, a Warrant Share shall be "outstanding" from and after the date hereof until the redemption or cancellation of such Warrant Share (or, if the related Warrant has not been exercised, the expiration, repurchase or cancellation of such Warrant) by the Company.

     1.02 ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall

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be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

     Section 2. TERMS AND CONDITIONS OF ISSUANCE OF WARRANTS; PUT OPTION.

     2.01 ISSUANCE OF THE WARRANTS. In consideration of the premises set forth herein and in the Credit Agreement and other good and valuable consideration, the Company hereby issues to each Initial Holder Warrants to purchase the number of shares of Warrant Shares set forth opposite such Initial Holder's name on Schedule A hereto, subject to the terms and conditions set forth herein and in the form of Warrant attached hereto as Exhibit A; PROVIDED, HOWEVER, that (i) if the Trigger Date with respect to a Holder occurs on or after September 1, 1998, and on or before August 31, 1999, the number of Warrant Shares underlying such Holder's Warrants shall be adjusted upward as set forth on Schedule A; and (ii) if the Trigger Date with respect to a Holder occurs on or after September 1, 1999, the number of Warrant Shares underlying such Holder's Warrants shall be further adjusted as set forth on Schedule A; and PROVIDED, FURTHER, that the Warrants shall automatically be convertible to Warrants to purchase Class A Common Stock in lieu of Class B Common Stock, on a share-to-share basis, at the option of the Holder, upon the occurrence of (x) an Initial Public Offering (but only if shares of Class A Common Stock are being registered in such Initial Public Offering), or (y) a Change of Control, except that upon a Change of Control, only a portion of the Warrants shall be convertible to Warrants to purchase Class A Common Stock (with the remainder of the Warrants continuing to be Warrants to purchase Class B Common Stock) which portion shall be determined as follows:

     (i) following the Change of Control, the number of Warrant Shares underlying such Holder's Warrants shall be divided by the total number of shares of Common Stock then outstanding, such resulting amount being hereinafter referred to as the "Percentage Ownership"; and

     (ii) a portion of the Warrants held by such Holder shall be converted into Warrants to purchase Class A Common Stock in an amount sufficient to cause the number of such Holder's Warrant Shares representing Class A Common Stock to equal (x) the total number of shares of Class A Common Stock then outstanding, MULTIPLIED BY (y) the Percentage Ownership.

     Notwithstanding the foregoing, the number of Warrant Shares contemplated by this Section 2.01 and Schedule A attached hereto shall be subject to further adjustment in accordance with the anti-dilution provisions contained in the Warrant.

     2.02 PUT OPTION. The Company hereby grants to each Holder a put option (the "Put Option") entitling the Holder, at its election, to sell to the Company and to require the Company to purchase on the terms and conditions and in the manner stated herein and to the extent permitted by applicable law, all (and not less than all) of the Warrant Shares underlying such Holder's Warrant, and, upon the exercise of the Put Option by the Holder, the Company agrees to purchase the Warrant Shares that such Holder desires to sell, all on the terms and subject to the conditions and in the manner set forth herein. The Put Option shall be exercisable at any time after December 31, 2001, prior to the expiration, redemption or cancellation of the Warrants upon receipt by the Company of written notice from the Holder stating its intent to exercise the Put Option (the "Put Exercise Date"). The purchase price payable by the Company to a Holder upon exercise of the Put Option (the "Put Sales Price") shall be equal to the product of (i) 5.5 times the Company's earnings before interest, taxes, depreciation and amortization for the trailing twelve-month period ending on the calendar month end immediately prior to the Put Exercise Date

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(as determined in accordance with GAAP, subject to normal recurring year-end adjustments with respect to the then current fiscal year), MINUS (x) all Indebtedness of the Company outstanding as of the end of the month immediately preceding the Put Exercise Date, and PLUS (y) all cash and cash equivalents held by the Company as of the end of the month immediately preceding the Put Exercise Date, each as reflected in the Company's books and records, MULTIPLIED BY (ii) a fraction, the numerator of which shall equal the number of Warrant Shares subject to such Put Option, and the denominator of which shall equal the total number of shares of Common Stock outstanding on the Put Exercise Date, determined on a fully diluted basis. Notwithstanding the foregoing, the Put Option granted by this Section 2.02 shall terminate and be of no further force and effect upon the earlier to occur of (A) the consummation of a Qualified Public Offering, and (B) December 31, 2004.

     2.03 EXERCISE OF PUT OPTION. As set forth in Section 4.03 hereof, the Company shall provide monthly financial information to each Holder which shall include, commencing on January 1, 2002, a calculation of the Put Sales Price.
In the event that a Holder elects to exercise the Put Option, the Holder shall send a written notice (a "Put Exercise Notice") to the Company informing the Company that the Holder exercises the Put Option, which notice shall include (i) the number of Warrant Shares to which the exercise relates, and (ii) a statement of whether the Holder agrees with the Put Sales Price calculated by the Company. If the Holder agrees with the Company's calculation of the Put Sales Price, then the Company shall promptly pay the Put Sales Price to the Holder in exchange for the Warrants, duly endorsed for transfer, by delivery of a duly executed Put Note. If the Holder disagrees with the Company's calculation of the Put Sales Price, then the Holder shall furnish a revised calculation of the Put Sales Price determined by the Holder (a "Disagreement Notice"). If the Company agrees with the revised calculation of the Put Sales Price submitted by the Holder, then the Company shall promptly pay the Put Sales Price to the Holder in exchange for the Warrants, duly endorsed for transfer, by delivery of a duly executed Put Note. If the Company disagrees with the revised Put Sales Price set forth in the Disagreement Notice, it may request that the Company's independent public auditors review such calculation and promptly provide to the Company and the Holders an agreed upon procedures letter as to the calculation of the Put Sales Price under the terms of this Agreement, indicating any comparisons of information to the books and records of the Company and any mathematical calculations made and including the auditors' determination of whether the Put Sales Price computed by the Holders or the Company is correct. If the auditors disagree with the Holder's calculation of the Put Sales Price, then the Holder shall have the option to (i) withdraw its exercise of the Put Option, or (ii) exercise the Put Option at the Put Sales Price proposed by the Company, and shall deliver written notice (a "Final Put Notice") to the Company of such determination within ten (10) days following the delivery of the auditor's letter to the Holder. In such event, if the Holder elects to exercise the Put Option at the Put Sales Price proposed by the Company, the Company shall promptly pay such Put Sales Price to the Holder in exchange for the Warrants, duly endorsed for transfer, by delivery of a duly executed Put Note following its receipt of such Final Put Notice. If the auditors agree with the Holder's calculation of such amount, then the Company shall promptly pay such Put Sales Price to the Holder in exchange for the Warrants, duly endorsed for transfer, by delivery of a duly executed Put Note. If a Holder at any time withdraws its exercise of its Put Option pursuant to this Section 2.03, such Holder shall be entitled to exercise its Put Option at a later date subject to the provisions of this Section 2.

     Nothing contained herein shall obligate the Holder to exercise the Put Option, it being intended that the Holder shall have the sole discretion in determining whether the Put Option shall be exercised. The Company shall at all times permit the cashless exercise of a Warrant by a Holder that has delivered a Put Exercise Notice to the Company with respect to its underlying Warrant Shares, with it being

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understood that in such event, the Company shall only be obligated to pay to such Holder the amount by which the Put Sales Price exceeds the aggregate Exercise Price for such Warrant Shares.

     Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each Holder as follows:

     3.01 AUTHORIZATION. The Company has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Warrants and to issue and deliver the Warrants and Warrant Shares. The execution, delivery and performance by the Company of this Agreement and the Warrants have been duly authorized by all necessary corporate action. Each of this Agreement and the Warrants has been duly executed and delivered by the Company and, assuming that this Agreement is the legal, valid and binding obligation of each of the Holders, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to creditors' rights generally and to general equitable principles.

     3.02 VALID ISSUANCES. The Warrants, when issued and delivered pursuant hereto, and the Warrant Shares when issued and delivered pursuant to the Warrants, will be validly issued, fully paid and non-assessable, with no liability on the part of the Holders, and are not subject to any preemptive rights, rights of first refusal or rights of first offer. Except for the registration rights as set forth in this Agreement, the Company is not under any obligation to cause the registration of any of its presently outstanding securities or any of its securities which hereafter may be issued.

     3.03 NO BREACH. Assuming the accuracy of the representations and warranties of the Holders, and the compliance with the covenants of the Holders, each as set forth in Section 6.01 hereof, neither the execution and delivery of this Agreement or the Warrants, nor the consummation of the transactions herein or therein contemplated, including the issuance and delivery of the Warrants and, upon the exercise of the Warrants, the Warrant Shares, nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with or result in a breach of, or require any consent under, the Articles of Incorporation or Bylaws of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, or constitute a default under any such agreement or instrument or result in the creation or imposition of any lien upon any of the revenues or assets of the Company pursuant to the terms of any such agreement or instrument.

     3.04 APPROVALS. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency, which have not already been made or obtained, are necessary for the execution, delivery or performance by the Company of this Agreement or the Warrants and the consummation of the transactions contemplated herein and therein or the validity or enforceability hereof or thereof.

     3.05 CAPITALIZATION. The authorized capital stock of the Company on the date hereof consists of (i) 2,000,000 shares of Class A Common Stock of which 200,000 shares are issued and outstanding and no shares are held in the treasury of the Company, and (ii) 8,000,000 shares of Class B Common Stock par value, of which 1,344,681 shares are issued and outstanding and no shares are held in the

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treasury.  There are no other outstanding shares of capital stock of the Company and no outstanding options or warrants to acquire any shares of capital stock of the Company exist.

     3.06 OFFER OF WARRANTS. Neither the Company nor any Person acting on its behalf has directly or indirectly offered the Warrants or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than a Holder. Neither the Company nor any Person acting on its behalf has taken or will take any action which would subject the issuance and sale of the Warrants to the provisions of Section 5 of the Securities Act, or to the provisions of any state securities law requiring registration of securities, notification of the issuance or sale thereof or confirmation of the availability of any exemption from such registration except pursuant to this Agreement.

     Section 4.  COVENANTS.

     4.01 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. The Company will preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary in the ordinary course of its business.

     4.02 INSPECTION. The Company covenants and agrees that it will permit each Holder and its representatives to inspect the properties of the Company, to examine and make extracts and copies from the books and records of the Company during normal business hours and to discuss with management the business and affairs of the Company; PROVIDED, HOWEVER, that the Company shall not be required to permit such inspection more than once per calendar quarter.

     4.03 INFORMATION. The Company covenants and agrees that prior to a Qualified Public Offering it will deliver to each Holder (i) as soon as such information becomes available to the Company, monthly financial statements of the Company prepared in accordance with GAAP (subject to normal recurring year-end adjustments with respect to the then current fiscal year), including, without limitation, a calculation of the Put Sales Price (commencing on January 1, 2002) and the Exercise Price (as defined in the Warrant), and (ii) such other financial statements and other information regarding the Company or any of its subsidiaries that the Company is obligated to prepare and deliver to, or does in fact prepare and deliver to, any shareholder of the Company, in each case at the same time such financial statements and other information are delivered to any such shareholder, PROVIDED, HOWEVER, that following an Initial Public Offering and prior to a Qualified Public Offering, the Company shall only be obligated to provide the foregoing information to a Holder to the extent that (x) such information is requested by such Holder, and (y) such requesting Holder executes an agreement, in form and substance reasonably satisfactory to the Company and to such Holder, not to engage in trading of the Common Stock until 48 hours after the date of the Company's next public disclosure of financial information. The Company hereby acknowledges and agrees that, subject to the provisions of
Section 4.07 below, each Holder may share with any of its Affiliates any information related to the Company and any of its subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Company and its subsidiaries).

     4.04 TRANSACTIONS WITH AFFILIATES. The Company will not, directly or indirectly, enter into any transaction with or for the benefit of any Affiliate; PROVIDED that this Section 4.04 shall not prohibit (i) any such transaction entered into on an arm's length basis containing terms which are no less favorable to the Company than those terms that would be obtained in a similar transaction with a Person which is not an Affiliate, and (ii) any such transaction between the Company and any subsidiary or Affiliate thereof or any stockholder which is permitted pursuant to, and conducted in accordance with, the terms and provisions of the Credit Agreement.

     4.05 COMPLIANCE WITH SECURITIES LAWS. At all times after the Warrants and Warrant Shares are issued, the Company covenants that it will file all reports required to be filed by it under the Securities Act and the Exchange Act.

     4.06 FUTURE ISSUANCES. The Company covenants and agrees prior to a Qualified Public Offering to provide written notice to each of the Holders of the issuance by the Company following the date hereof of any securities convertible into or exchangeable for, or options or other rights to acquire from the Company or any other agreements by the Company following the date hereof to issue, directly or indirectly, any shares of capital stock of the Company; PROVIDED, HOWEVER, that the Company shall only be required to provide notice to a Holder of issuances of securities to its employees pursuant to its employee benefit plans upon the request of such Holder. During any fiscal year of the Company, the Company shall not issue any of its securities, or options or rights to purchase any of its securities, to (i) employees of the Company or any of its subsidiaries pursuant to employee benefit plans or (ii) employee benefit plans in an aggregate amount (assuming the immediate exercise of any such options or rights) exceeding 15% of the Company's outstanding securities on a fully diluted basis as of the date of each such issuance.

     4.07 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Each of the Holders agrees and acknowledges that the information to be furnished by the Company to the Holders pursuant to Sections 4.02 and 4.03 hereof is of a confidential nature (the "Confidential Information"). No Holder shall sell, transfer, publish, disclose, display or otherwise make available the Confidential Information to any third party who is not an Affiliate of such Holder (and such Holder shall ensure that such Affiliate complies with this Section 4.07), except
(i) as otherwise permitted by the Company or by this Agreement, (ii) to a Permitted Transferee, or (iii) as may be required by applicable law, in which case the Holder from whom disclosure is sought shall promptly notify the Company. To the extent that the Company objects to disclosure of such Confidential Information, the Holder from which disclosure is sought shall
(i) use reasonable and lawful efforts to resist making any disclosure of such Confidential Information, (ii) use reasonable and lawful efforts to limit the amount of such Confidential Information to be disclosed, and (iii) use all reasonable efforts to obtain a protective order or other appropriate relief to minimize the further dissemination of any Confidential Information to be disclosed. Each Holder shall inform all Affiliates, employees and agents of such Holder receiving such Confidential Information that the Confidential Information is subject to this non-disclosure obligation.

     4.08 DURATION. Except as otherwise provided herein, the covenants contained in this Agreement, including this Section 4, shall remain in full force and effect until and shall terminate upon the earlier of (i) December 31, 2004, and (ii) such time as the Warrants or Warrant Shares are no longer Registrable Securities.

     Section 5.  REGISTRATION RIGHTS.

     5.01  DEMAND REGISTRATION RIGHTS.

     (a) ANNUAL DEMAND REGISTRATIONS. On the first anniversary of an Initial Public Offering (the "First Demand Date") and thereafter once per calendar year on the earlier to occur of (i) the date of filing by the Company of its Annual Report of Form 10-K (or such successor form as may then be in effect) (a "Form 10-K"), and (ii) that date which is five (5) Business Days after the deadline for the filing by the Company of its Form 10-K (the "Subsequent Demand Date"), until December 31, 2004 (with it being understood that the Subsequent Demand Date with respect to the Form 10-K due on or about December 31, 2004, shall be no later than five (5) Business Days after December 31, 2004), any Holder may request in writing that the Company file a registration statement under the Securities Act registering all (and not less than all) of the Registrable Securities held by such Holder (a "Demand Registration"), which request shall include a statement that such Holder has a good faith intention to sell its Registrable Securities. Each Holder shall have fifteen (15) Business Days following the First Demand Date and any Subsequent Demand Date to provide such written request of a Demand Registration to the Company. Within 10 Business Days of receipt of such request the Company shall serve written notice (the "Demand Notice") of such registration request to all Holders, and the Company shall include in such registration all Registrable Securities of such Holders with respect to which the Company has received written requests for inclusion therein (the "Requested Securities") within 10 Business Days after receipt by the Holders of the Demand Notice, which request shall include a statement that such Holder has a good faith intention to sell its Registrable Securities. The Company shall use its best efforts to cause to be filed and declared effective as soon as practicable a registration statement (a "Demand Registration Statement") providing for the sale of all such Requested Securities. Such Demand Registration Statement shall provide for the continuous offer and sale of the Requested Securities pursuant to a Shelf Registration; PROVIDED, HOWEVER, that the Company shall only be required to keep the Demand Registration Statement effective for a period of six (6) months. Notwithstanding the foregoing, no Holder shall be required to sell its Requested Securities pursuant to such Demand Registration Statement.
Such Demand Registration Statement shall also permit persons and entities purchasing securities thereunder to resell such securities thereunder if registration is necessary for such resales. The Company shall give written notice to each Holder of its filing of a Form 10-K within five (5) Business Days following the filing thereof.

     (b) UNDERWRITER. If the Holders of a majority of the Requested Securities desire, in their sole discretion, to sell the Requested Securities in an underwritten offering, the Company shall have the right to select one or more nationally recognized investment banking firms to manage the offering, which underwriter(s) shall be reasonably acceptable to the Holders of a majority of the Requested Securities.

     (c) RIGHT OF COMPANY OR OTHER PERSON TO PIGGY-BACK ON DEMAND REGISTRATIONS. Neither the Company nor any Person owning any of its securities (other than the Holders) shall have the right to include any of the Company's securities in a registration statement initiated as a Demand Registration under this Section 5.01 unless in the case of an underwritten offering, (i) in the opinion of the managing underwriter or underwriters of such offering, the inclusion of such additional securities would not adversely affect the sale of the Requested Securities thereunder, and (ii) the Holders of a majority of the Requested Securities agree to such inclusion (which agreement shall not be unreasonably withheld or delayed). The Company covenants that it shall not grant any registration rights to any Person which rights would conflict with or be inconsistent with the provisions of this
Section 5.01(c) or which would otherwise materially adversely affect the rights of any Holder under this Agreement, and in the event of such a conflict or inconsistency, the terms of this Section 5.01(c) shall prevail.

     (d) REDUCTION OF OFFERING. Notwithstanding anything to the contrary contained herein, if the managing underwriter or underwriters of an underwritten offering described in this Section 5.01 delivers a written opinion to the Holders that the size of the offering that the Holders, the Company or any other Person intends to make or the kind or combination of securities that the Holders, the Company and any other Persons intend to include in such offering are such that the success of the offering would be materially and adversely affected by inclusion of all securities requested to be included therein, then the amount of any securities proposed to be offered by the Company and any other Person (other than the Holders) shall be reduced or excluded from the offering first on a pro rata basis among the Company and all holders of similar "piggy-back" or "demand" registration rights (other than the Holders) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters and then the amount of any securities proposed to be included by the Holders shall be reduced or excluded on a pro rata basis among the Holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters.

     (e) RIGHT TO DEFER DEMAND REGISTRATION. Notwithstanding the foregoing, the Company shall have the right to defer for a period of not more than 120 days the filing of a Demand Registration Statement otherwise required by this
Section 5.01 if (i) the Company has effected any other registration statement within thirty (30) days of the First Demand Date or any Subsequent Demand Date, as the case may be, (ii) the Company has advised the Holders that it intends in good faith to effect a registration statement under which the Holders shall be entitled to register all of their Registrable Securities under Section 5.02 during the 120-day period following the First Demand Date or Subsequent Demand Date, as the case may be, or (iii) the Company has advised the Holders that it is contemplating engaging in an undisclosed transaction, including without limitation an acquisition, disposition, merger, consolidation or tender offer, that would be material to the Company during the 120-day period following the First Demand Date or any Subsequent Demand Date, as the case may be, and that filing such Demand Registration Statement would require the Company to disclose material non-public information, the disclosure of which would have a material adverse effect upon the Company. In the case of clause (iii) above, the filing of a Demand Registration Statement (or any amendment or supplement thereto) cannot be deferred, and the Holders' rights to make sales pursuant to an effective Demand Registration Statement cannot be suspended, once such material nonpublic information (A) is disclosed or becomes available to the public,
(B) ceases to be material, (C) ceases to exist, (D) ceases to have a material adverse effect on the Company if disclosed, or (E) in any event, for more than 120 days after the date of the Company's determination referenced in the preceding sentence. The delay right contemplated by this Section 5.01(e) may be exercised by the Company no more frequently than once during any calendar year.

     5.02 PIGGY-BACK REGISTRATION.

     (a) GENERAL.   (i) In connection with the Initial Public Offering, and
(ii) if, at any time or from time to time while any Registrable Securities are outstanding, the Company proposes to register any of its securities (whether for its own or others' account) under the Securities Act (other than pursuant to Section 5.01 or by a registration statement on Form S-8 or other form that does not include substantially the same information as would be required in a form for the general registration of securities or that would not be available for registration of Registrable Securities), the Company shall, as expeditiously as possible, give written notice to the Holders of the Company's intention to effect such registration. If, within 20 days after receipt of such notice, any Holder submits a written request to the Company specifying the Registrable Securities such Holder proposes to sell or otherwise dispose of (a "Piggy-Back Registration"), the Company shall include the number of shares of Registrable Securities specified in such Holder's request in such registration statement and the Company shall use its best efforts to keep each such registration statement in effect and to maintain compliance with each Federal and state law and regulation for the period necessary for such Holder to effect the proposed sale or other disposition, but in no event longer than 180 days. Any Holder participating in an underwritten offering pursuant to this Section 5.02 shall, if required by the managing underwriter or underwriters of such offering, enter into an underwriting agreement in a form customary for underwritten offerings of the same general type as such offering.

     (b) REDUCTION OF OFFERING. Notwithstanding anything to the contrary contained herein, if the managing underwriter or underwriters of an offering described in this Section 5.02 delivers a written opinion to the Company that the size of the offering that the Holders, the Company or any other Person intends to make or the kind or combination of securities that the Holders, the Company and any other Persons intend to include in such offering are such that the success of the offering would be materially and adversely affected by inclusion of all securities requested to be included therein, then the amount of any securities proposed to be offered by the Holders and any other Person (other than the Holders) shall be reduced or excluded from the offering first on a pro rata basis among the Holders and all holders of similar "piggy-back" registration rights to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters and then the amount of any securities proposed to be included by the Company shall be reduced or excluded to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters.

     (c) DELAYED OR DISCONTINUED PIGGY-BACK REGISTRATION. If at any time after giving notice of the filing of a registration statement that results in the Holders having the right to register Registrable Shares under this
Section 5.02, and prior to the effective date of such registration statement, the Company shall determine not to register or to delay the registration of the securities that are the subject of such registration statement, the Company may give written notice of such determination to each Holder who has exercised its rights under this Section 5.02 and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and
(ii) in the case of a determination to delay such registration, shall be permitted to delay registering any Registrable Securities for the same period of time as the delay in registering the other securities that are the subject of such registration statement.

     5.03 REGISTRATION PROCEDURES. Whenever any Holder or Holders request that any Registrable Securities be registered pursuant to this Section 5, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

     (a) The Company will as expeditiously as possible prepare and file with the Securities and Exchange Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and will use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days or until all of such Registrable Securities have been disposed of (if earlier); PROVIDED that, if the Holders specify that such registration shall be a Shelf Registration, the Company shall use its best efforts to effect such Shelf Registration.

     (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to the Holders requesting registration of Registrable

Securities and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to the Holders requesting registration of Registrable Securities and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Holders requesting registration of Registrable Securities or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

     (c) After the filing of the registration statement, the Company will promptly notify the Holders of any stop order issued or, to its knowledge, threatened by the Securities and Exchange Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

     (d) The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as the Holders requesting registration of Registrable Securities reasonably (in light of such Holders' intended plan of distribution) request and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders; PROVIDED that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.03(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

     (e) The Company will immediately notify the Holders, at any time when a prospectus relating to any registration to be made pursuant to this Section 5 is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to the Holders any such supplement or amendment.

     (f) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

     (g) The Company will make reasonably available for inspection by the Holders requesting registration of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by such Holders or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public.

     (h) The Company will furnish to the Holders requesting registration of Registrable Securities and to each underwriter, if any, a signed counterpart, addressed to such Holders or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as such Holders or the managing underwriter therefor reasonably requests.

     (i) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission.

     (j) The Company will (at its own expense) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

     The Company may require the Holders requesting registration of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

     The Holders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.03(e) hereof, the Holders will forthwith discontinue disposition of any Registrable Securities registered pursuant to this Section 5 pursuant to the registration statement covering such Registrable Securities until the Holders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.03(e) hereof, and, if so directed by the Company, the Holders will deliver to the Company all copies, other than permanent file copies then in such Holders' possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.03(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to
Section 5.03(e) hereof to the date when the Company shall make available to the Holder a prospectus supplemented or amended to conform with the requirements of Section 5.03(e) hereof.

     (k) Upon the transfer of Shares by a Holder in connection with a registration hereunder, the Company shall furnish unlegended certificates representing ownership of the Registrable Securities in such denominations as shall be requested by the Holders or the underwriters.

     5.04 REGISTRATION EXPENSES. In connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities) , (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters), and
(vii) the fees and expenses of any special experts retained by the Company in connection with such registration. Except as set forth above, the Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of Holders selling Registrable Securities under this
Section 5 (or the agents who manage its account) (collectively, the "Holder Expenses").

     5.05 INDEMNIFICATION AND CONTRIBUTION. (a) In connection with each registration statement relating to the disposition of Registrable Securities, the Company shall indemnify and hold harmless each of the Holders, each underwriter of Registrable Securities, each partner, officer or director of each of the Holders or any such underwriter and each Person, if any, who controls (within the meaning of either the Securities Act or the Exchange
Act) any of the Holders or any such underwriter against all losses, claims, damages or liabilities, joint or several, to which any of the Holders, such underwriter or any such Person may be subject arising out of or based upon
(A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or the prospectus included therein (or any supplement or amendment thereto) or a preliminary prospectus or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall reimburse each of the Holders and each of such other Persons for any reasonable legal or other expenses incurred in connection with the investigation or defense thereof (any such reimbursement to be made as such expenses are incurred); PROVIDED, HOWEVER, that the Company shall not be liable in any such instance to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission made in any such registration statement, preliminary prospectus or prospectus (or amendment or supplement) in reliance upon and in conformity with information relating to any Person referred to above who would be indemnified by the Company pursuant to this Section 5.05(a) furnished in writing to the Company by such Person expressly for use therein; and PROVIDED, FURTHER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission of a material fact made in a preliminary prospectus if, at or prior to the written confirmation of the sale of any Warrant Shares, a copy of the prospectus (or the prospectus as amended or supplemented) was not sent or delivered to the person asserting any such loss, claim, damage or liability if the alleged untrue statement or alleged omission of a material fact contained in such preliminary prospectus was corrected by the Company in the prospectus (or the prospectus as amended or supplemented) and such corrected prospectus (or the prospectus as amended or supplemented) was delivered by the Company to the Holders.

     (b) In connection with each registration statement relating to the disposition of Registrable Securities, each Holder shall severally indemnify the Company, each director or officer of the Company and any Person who controls the Company (within the meaning of either the Securities Act or the Exchange Act) to the same extent as the indemnity from the Company provided in Section 5.05(a) hereof, but only with respect to information relating to such Holder furnished in writing to the Company by such Holder expressly for use in any such registration statement, preliminary prospectus or prospectus (or amendment or supplement). The maximum liability of any Holder under this
Section 5.05(b) shall be
limited to the aggregate amount of all sales proceeds actually received by such Holder upon the sale of such Holder's Registrable Securities in connection with such registration.

     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to subsections (a) or (b) of this Section 5.05, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party, and shall assume the payment of all fees and disbursements related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying party and indemnified party shall have mutually agreed to the retention of such counsel or (y) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) at any time for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

     (d) If the indemnification provided for in this Section 5.05 is unavailable to the indemnified parties in respect of any losses, claims, damages or liabilities referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and the respective Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and such Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the respective Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 5.05(d) were determined by PRO RATA allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.05(d), no Holder shall be required to contribute any amount in excess of the amount of all sales proceeds actually received by such Holder upon the sale of such Holder's Registrable Securities in connection with such registration. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     5.06 HOLDBACK AGREEMENT. The Company agrees (i) not to effect any public sale or distribution of any Registrable Securities or any securities similar to the Registrable Securities, or any securities convertible into or exchangeable or exercisable for Registrable Securities or any securities similar to the Registrable Securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement filed pursuant to Section 5.01 or 5.02 of this Agreement (except as part of such registration statement where the Holders consent); and (ii) that any agreement entered into after the date of the agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 under the Securities Act (except as part of any such registration, if permitted); PROVIDED, HOWEVER, that the provisions of this paragraph shall not prevent the (x) conversion or exchange of any securities pursuant to their terms into or for other securities or (y) the issuance of securities pursuant to the Company's employee benefit plans.

     5.07 SPECIFIC ENFORCEMENT. The Company and each of the Holders acknowledge that remedies at law for the enforcement of this Section 5 may be inadequate and intend that this Section 5 shall be specifically enforceable in accordance with Section 7.04 hereof.

     5.08 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to Section 5 may be assigned in connection with any transfer or assignment by a Holder of Registrable Securities provided that (i) such transfer may otherwise be effected in accordance with applicable securities laws, and (ii) such transfer is effected in compliance with the restrictions on transfer contained in this Agreement and in any other agreement between the Company and such Holder. No transfer or assignment will divest a Holder or any subsequent owner of such rights and powers unless all Registrable Securities are transferred or assigned. This Section 5.08 is not intended to modify or waive any restrictions on transfer of the Registrable Securities that may exist under any other agreement between the Company and any of its Holders.

     5.09 LIMITATIONS ON REGISTRATION RIGHTS OF OTHERS. The Company covenants and agrees that, from and after the date hereof, the Company will not, without the prior written consent of the Holders, enter into any agreement with any Holder or prospective Holder of any of the securities of the Company to include such securities in any registration filed under
Section 5.01 or 5.02 hereof, unless the rights granted under the terms of such agreement are expressly subject and subordinated to the rights of registration granted to the Holders pursuant to Section 5 hereof.

     5.10 PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and the Holders, and
(ii) agrees to complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may be reasonably required under the terms of such underwriting arrangements and these registration rights and to provide such other information as may be reasonably requested by the Company in connection with such registration.

     Section 6.  COMPLIANCE WITH THE SECURITIES LAWS.

     6.01 REPRESENTATIONS AND WARRANTIES. Each Holder by its acceptance of the Warrants represents and warrants as follows:

     (a) Such Holder is acquiring the Warrants and the related Warrant Shares for its own account for investment purposes only and not as nominee or agent for any other Person and not for offer or sale in any manner that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of said Warrants or Warrant Shares under a registration under the Securities Act or any applicable state securities laws or under an exemption from such registration available under such Act or any applicable state securities laws.

     (b) Such Holder is an "accredited" investor within the meaning of Regulation D promulgated under the Securities Act.

     6.02 RESTRICTIONS ON TRANSFER.

     (a) GENERAL. A Holder shall not make or suffer any Transfer of all or any part of its Warrants or Warrant Shares except in accordance with the terms of this Agreement, and any purported Transfer not made in compliance with this Agreement shall be void and of no force and effect.

     (b) NO TRANSFERS TO COMPETITORS. Under no circumstances shall a Holder be permitted to Transfer its Warrants or Warrant Shares to any Person whose products or activities compete with the products or activities of the Company, anywhere within the United States or the world where the Company actually conducts such business activities.

     (c) OPTION. Each time a Holder proposes to make or suffer any Transfer of all or any portion of its Warrants or Warrant Shares pursuant to a bona fide third party offer or pursuant to the Holder's death, incapacity, spouse's death (if applicable) or divorce (if applicable), such Holder, or in the event of his death or incapacity, any other appropriate person or entity (the "Selling Holder"), shall so inform the Company by notice in writing (the "Transfer Notice") stating the number or amount of Warrants or Warrant Shares that are the subject of such proposed Transfer (the "Offered Warrants or Warrant Shares"), the name and address of the proposed transferee, and the other terms and conditions of such proposed Transfer, including any consideration proposed to be received for the Offered Warrants or Warrant Shares (and, if the proposed Transfer is to be wholly or partly for consideration other than cash or indebtedness of any person, the Transfer Notice shall state the amount of the cash consideration, if any, and shall describe all non-monetary consideration). By giving the Transfer Notice, the Selling Holder shall be deemed to have granted to the Company an option to purchase all (but not less than all) of the Offered Warrants or Warrant Shares (i) if such Transfer is pursuant to the death of the Holder, the divorce of the Holder, or the death of the Holder's spouse, at a price equal to the Appraised Value (defined below) of the Offered Warrants or Warrant Shares, or (ii) if clause (i) is not applicable, at the same consideration and on the same terms as are set forth in the Transfer Notice (except that any portion of the consideration set forth in the Transfer Notice which is not cash or indebtedness of the transferee shall be payable in cash at the Appraised Value (as hereinafter defined) thereof.

     (d) INTENTION TO EXERCISE BY COMPANY. Within 20 days after its receipt of any Transfer Notice or the final determination of Appraised Value of the Offered Warrants or Warrant Shares or non-monetary consideration referenced in a Transfer Notice, whichever is later, the Company, acting through its Board of Directors, shall determine, and shall notify (the "Acceptance Notice") the Selling Holder as to whether the Company desires to purchase the Offered Warrants or Warrant Shares and, if applicable, the Appraised Value of the Offered Warrants or Warrant Shares or non-monetary consideration.

     (e) REQUIREMENT TO PURCHASE ALL OFFERED WARRANTS OR WARRANT SHARES. Notwithstanding any other provision of this Agreement, in no event shall any Selling Holder be required to sell any of the Offered Warrants or Warrant Shares to the Company unless, within the period provided, the Selling Holder has been notified that all the Offered Warrants or Warrant Shares will be purchased by the Company. If the Company elects not to purchase all the Offered Warrants or Warrant Shares as described above, then the Company shall not have any right or obligation to purchase any of the Offered Warrants or Warrant Shares.

     (f) CLOSING. The Closing (herein so called) of the purchase and sale of Offered Warrants or Warrant Shares that are being purchased and sold under this Section 6.02 shall take place on the 90th day following the date of delivery of the Acceptance Notice (or if such date is a Saturday, Sunday, or legal holiday in the state where the Company's principal office is located, the first day thereafter that is not a Saturday, Sunday, or legal holiday) at the place designated in such Acceptance Notice; PROVIDED, HOWEVER, that if a Holder whose Warrants or Warrant Shares are being sold is deceased or mentally incompetent, the Closing shall be delayed as long as is necessary to allow the legal representative, executor, or administrator of any person whose Warrants or Warrant Shares are to be sold to qualify properly as such in order that such legal representative, executor, or administrator shall have all necessary authority to convey such Warrants or Warrant Shares. At the Closing, the parties shall take all action necessary to convey such Warrants or Warrant Shares to be transferred in accordance with this Agreement, free of all liens and encumbrances.

     (g) FAILURE TO EXERCISE. If the Company does not elect to purchase all of the Offered Warrants or Warrant Shares within the period provided, then all of such Offered Warrants or Warrant Shares may be disposed of by the Selling Holder to the prospective transferee named in the Transfer Notice, for the price and on the terms and conditions set forth in the Transfer Notice or upon any other terms more favorable to the Selling Holder, at any time within 90 days after the expiration of the period provided for in the notice of the Company to be delivered pursuant to Section 6.02(d) herein.
Any Warrants or Warrant Shares not so disposed of within such 90-day period shall remain subject to all of the provisions of this Agreement.

     (h) WAIVER. The rights of first refusal of the Company granted under this Section 6.02 may be waived by the Board of Directors of the Company in respect of any particular Transfer. Any such waiver, if given, shall bind the Company as to the Transfer in question, but shall not affect its rights in respect of any subsequent Transfer. The Company shall give notice of such waiver to all Holders within five days after giving such waiver.

     (i)  APPRAISED VALUE.   For purposes of this Section 6.02, "Appraised
Value" shall mean, as to any Offered Warrants or Warrant Shares or non-monetary consideration, the fair market value of such Offered Warrants or Warrant Shares or non-monetary consideration at the date of the Transfer Notice, as determined by an independent appraiser selected by the Board of Directors of the Company; PROVIDED, HOWEVER, if the Selling Holder shall object to such determination within 10 days after being notified thereof by the Company, such Selling Holder shall within such 10-day period select an independent appraiser to determine the fair market value of such Offered Warrants or Warrant Shares or non-monetary consideration on behalf of the Selling Holder. In the event that the independent appraisers selected by the Company and the Selling Holder cannot agree on the fair market value of such Offered Warrants or Warrant Shares or non-monetary consideration, then the two independent appraisers shall mutually select a third independent appraiser to determine the fair market value of such Offered Warrants or Warrant Shares and non-monetary consideration, and the value selected by such independent appraiser shall be binding upon all of the parties hereto. Each such independent appraiser may use any customary method of determining fair market value. The cost of the independent appraiser selected by the Company shall be paid by the Company, the cost of the independent appraiser, if any, selected by the Selling Holder shall be paid by the Selling Holder, and the cost of the independent appraiser selected by the two independent appraisers appointed by each of the Company and the Selling Holder shall be paid one-half by the Company and one-half by the Selling Holder.

     (j)  TERMINATION OF RESTRICTIONS.   Notwithstanding the foregoing, the
restrictions upon Transfer set forth in this Section 6.02 shall cease and be of no further force and effect upon the consummation of an Initial Public Offering.

     (k) NO PARTIAL TRANSFERS. Notwithstanding the foregoing, to the extent enforceable and unless waived by the Company, no Holder shall be permitted to Transfer less than all of its Warrants or Warrant Shares, except upon an Change of Control, as contemplated by that certain Shareholders Agreement of even date herewith among the Company, the Holders and certain shareholders of the Company named therein.

     (l) PERMITTED TRANSFEREES BOUND BY AGREEMENT. Upon the Transfer by a Holder of its Warrants or Warrant Shares in compliance with the provisions of this Section 6.02, the Selling Holder shall obtain a written agreement from the third party transferee (the "Permitted Transferee"), in form and substance reasonably satisfactory to the Company, stating that the Permitted Transferee agrees to hold such Warrant or Warrant Shares subject to the terms and conditions set forth in the Warrant and this Agreement.

     6.03 LEGEND. Each Warrant or certificate or instrument (if any) representing the Warrant Shares issued upon exercise of the Warrants (and each Warrant or certificate or instrument (if any) representing the Warrant Shares issued to transferees of such Warrant or certificate or instrument (if any)), unless at such time as the same is no longer required under the applicable requirements of the Securities Act, or any applicable state securities laws, shall bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID

     ACT OR LAWS. SUCH SECURITIES ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER, AS SET FORTH IN THAT CERTAIN WARRANT AGREEMENT DATED JULY 31, 1996."

     Section 7.  MISCELLANEOUS.

     7.01 EXPENSES. The parties hereby agree and acknowledge that pursuant to the terms of the Credit Agreement, the Company has agreed to pay certain expenses arising in connection with the issuance of the Warrants as contemplated hereby. Additionally, the Company agrees to pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Warrants or the issuance or transfer of the Warrants.

     7.02 NOTICES. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy, cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the Company given in accordance with this Section 7.02. All such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

     7.03 EXCLUSION. This Agreement and the Warrants shall be binding upon, and inure solely to the benefit of, the Company and the Holders, and no other Person shall acquire or have any right under or by virtue of this Agreement or the Warrants (other than any such Person to whom such Holders have transferred an interest in the Warrants pursuant to the terms thereof and hereof).

     7.04 SPECIFIC PERFORMANCE. The Company acknowledges and agrees that in the event of any breach of this Agreement or the Warrants by the Company, the Holders would be irreparably harmed and could not be made whole by monetary damages. The Company accordingly agrees (i) to waive the defense in any action for specific performance that a remedy at law would be adequate, and (ii) that the Holders, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement or the Warrants in any action instituted in the United States District Court for the Southern District of New York, or, in the event such Court would not have jurisdiction for such action, in any court of the United States or any state thereof having subject matter jurisdiction for such action.

     7.05 HOLDER NOT A SHAREHOLDER. Prior to the exercise of any of its Warrants, no Holder shall, except as specifically provided herein, be entitled to any of the rights of, or be deemed to be, a shareholder in the Company.

     7.06 NO WAIVERS. No failure or delay by any party in exercising any rights, power or privilege hereunder or under the Warrants shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     7.07 AMENDMENTS AND WAIVERS.

     (a) Any provision of this Agreement or the Warrants may be amended or waived if, but only if, such amendment or waiver is in writing and signed by the Company and the Required Holders; provided, however, that no amendment or waiver which adversely affects any one Holder (the "Affected Holder") VIS-A-VIS the other Holders shall be effective without the approval in writing of a majority of the Affected Holders.

     (b)  Any such amendment, modification or waiver effected pursuant to this
Section 7.07 shall be binding upon the Holders of all Warrants and Warrant Shares and upon the Company. In the event of any such amendment, modification or waiver, the Company shall give prompt written notice thereof to all Holders and, if appropriate, notation thereof shall be made on all Warrants thereafter surrendered for registration of transfer or exchange.

     7.08 GOVERNING LAW. This Agreement and the Warrants shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

     7.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       VARI-LITE INTERNATIONAL, INC.


                                       By: /s/ H.R. Brutsche III
                                          ------------------------------------
                                           H.R. Brutsche III
                                           President

                                       Address for Notices:

                                       201 Regal Row
                                       Dallas, Texas 75247
                                       Telephone No.: (214) 819-3144
                                       Telecopier No.: (214) 819-3247
                                       Attention: H.R. Brutsche III



                               PER PRO BROWN BROTHERS HARRIMAN & CO.


                                       By: /s/ W. Carter Sullivan III
                                          ------------------------------------
                                           W. Carter Sullivan III
                                           Senior Manager

                                       Address for Notices:

                                       59 Wall Street
                                       New York, New York 10005
                                       Telephone No.: (212) 493-7899
                                       Telecopier No.: (212) 493-7903
                                       Attention: W. Carter Sullivan III

                                       NBD BANK


                                       By: /s/ Thomas A. Levasseur
                                          ------------------------------------
                                          Name: Thomas A. Levasseur
                                                ------------------------------
                                          Title: Vice President
                                                 -----------------------------

                                       Address for Notices:

                                       611 Woodward Avenue
                                       Detroit, Michigan 48226
                                       Telephone No.: (313) 225-2557
                                       Telecopier No.: (313) 225-2649
                                       Attention: Thomas A. Levasseur









                         Warrant Agreement Signature Page

                                       SUNTRUST BANK, ATLANTA
                                       (formerly known as Trust Company Bank)


                                       By: /s/ Jennifer L. McClure
                                          ------------------------------------
                                          Name: Jennifer L. McClure
                                                ------------------------------
                                          Title: Assistant Vice President
                                                 -----------------------------


                                       By: /s/ John A. Fields
                                          ------------------------------------
                                          Name: John A. Fields
                                                ------------------------------
                                          Title: Vice President
                                                 -----------------------------

                                       Address for Notices:

                                       25 Park Place
                                       24th Floor, Center 120
                                       Atlanta, Georgia 30303
                                       Telephone No.: (404) 588-7412
                                       Telecopier No.: (404) 827-6270
                                       Attention: Jennifer L. McClure



                                       COMERICA BANK - TEXAS


                                       By: /s/ David Terry
                                          ------------------------------------
                                          Name: David Terry
                                                ------------------------------
                                          Title: Corporate Banking Officer
                                                 -----------------------------

                                       Address for Notices:

                                       8828 Stemmons Freeway, Suite 441
                                       Dallas, Texas 75247
                                       Telephone No.: (214) 841-4419
                                       Telecopier No.: (214) 263-9837
                                       Attention: David B. Terry




                         Warrant Agreement Signature Page

                                   SCHEDULE A


                         SHARES OF CLASS B COMMON STOCK
                               UNDERLYING WARRANTS





                                 Shares of Class B Common Stock
                                       Underlying Warrants
                              -----------------------------------------
                                                   Trigger Date Occurs:
                                                -----------------------

                                                9/1/98 to   On or after
Initial Holder                Initially          8/31/99        9/1/99
--------------                ---------          -------        ------

Brown Brothers Harriman & Co.    14,301           16,173        18,065

NBD Bank                         21,458           24,267        27,105

SunTrust Bank, Atlanta           14,301           16,173        18,065

Comerica Bank - Texas            14,301           16,173        18,065











                         Warrant Agreement Signature Page